Exhibit 10.24

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into and effective as of May 16, 2024 by and between FreeCast, Inc., a Florida corporation (the “Company”) and Nextelligence, Inc., a Delaware corporation (“Shareholder”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Shareholder, intending to be legally bound hereby, agree as follows:

1. Cancellation of Common Shares. Shareholder hereby forfeits and cancels 20,000,000 shares of the Company’s Class A Common Stock held in the name of Shareholder on the Company’s stock registrar the “Common Shares”), with each Common Share having a value of $.01, in exchange for the Company’s issuance of 4,000,000 shares of Series A Preferred Stock (the “Preferred Shares”), with each Preferred Share having a value of $.05, in the name of Shareholder.

2. Issuance of Preferred Shares. The Company hereby issues the Preferred Shares in the name of Shareholder in exchange for and upon receipt of the Common Shares. The Preferred Shares shall be deemed validly issued and are fully paid for and non-assessable.

3. Miscellaneous. This Agreement and all matters arising out of or relating to this Agreement are governed by, and construed in accordance with, the laws of Florida. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous written or oral understandings, agreements, representations, and warranties with respect to such subject matter. The invalidity, illegality, or unenforceability of any provision herein does not affect any other provision herein or the validity, legality, or enforceability of such provision in any other jurisdiction. The parties may not amend this Agreement except by written instrument signed by the parties. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns. Except for the parties, their successors and assigns, there are no third-party beneficiaries under this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Share Exchange Agreement as of the date first set forth above.

COMPANY:		SHAREHOLDER:

FreeCast, Inc.		Nextelligence, Inc.

By:	/s/ Jonathan Morris	By:	/s/ Willaim A. Mobley, Jr.
	Jonathan Morris		William A. Mobley, Jr.
	Chief Financial Officer		Chief Executive Officer